Exhibit 99.5

8 September 2006

The Directors
Pacific Internet Limited

BY EMAIL

Dear Directors,

MANDATE

As you know, there has been recent discussions as to who should be directors of PacNet. In particular, the following were discussed:

1.                                       Should MediaRing be allowed to have its nominees as directors of PacNet?

2.                                       Should Vantage and MediaRing have only one director each on the PacNet Board?

3.                                       Whether MediaRing’s nominees would be in a conflict given that MediaRing is in the VOIP business (which is one of the businesses PacNet intends to be in).

These are extremely important and fundamental issues.

Vantage feels that there is also a larger issue. That issue is whether directors of PacNet should be elected, and thus be given a mandate to lead, by the shareholders of PacNet.

Vantage is of the view that given the fundamental nature of these issues, the shareholders should be given an opportunity to decide who they want to be directors of PacNet. This is an opportune time as PacNet is now settling down after the events over the last 6 months particularly, MediaRing’s attempt to take over PacNet.

80 Raffles Place 29th Floor UOB Plaza 2 Singapore 048624 • Telephone + 65 6533 2233 • Facsimile +65 6533 001l

For this reason, Vantage have decided to requisition the Board to call an Extraordinary General Meeting (“EGM”) to elect or remove all of the directors of PacNet. This includes the Tan Meng Dong and Zhang Yun. The advantage of this is that the directors who are elected at this forthcoming EGM will be cloaked with the mandate of the shareholders. We welcome MediaRing putting up their nominees for this election, if they so wish.

The Board should call the EGM as soon as possible and in any event, within the next 21 days. We believe that it is in the interest of everybody that these issues be resolved quickly. Also, it is inappropriate for the Board to make a decision on whether MediaRing’s nominees should be appointed as directors. The shareholders will decide this at the EGM.

Please find attached our requisition for your information.

Best Regards

/s/ Tan Meng Dong
Tan Meng Dong
Vantage Corporation Limited

Encls.

BY HAND

8 September 2006

The Directors
Pacific Internet Limited
89 Science Park
#01-07 The Rutterford
Singapore 118261

Dear Sirs

REQUISITION PURSUANT TO SECTION 176 OF THE
COMPANIES ACT (CAP. 50) (THE “ACT”) IN RESPECT
OF PACIFIC INTERNET LIMITED

We, the undersigned being Members of Pacific Internet Limited (“the Company”), holding shares representing not less than 10% of the paid-up capital as at the date of the deposit of this requisition carries the right of voting at general meetings, do hereby give notice that we are exercising our rights pursuant to Section 176 of the Act and do requisition you to convene an extraordinary general meeting of the Company to be held as soon as practicable but in any case not later than two (2) months after the date of receipt by you of this requisition. The objects of the meeting are to consider, and if thought fit, to resolve as follows:

Ordinary Resolutions:

1.                                       To remove Claude Roger Charles, Lim Soon Hock, Johnson Tan Chin Kwang, Phey Teck Moh, Tan Meng Dong and Zhang Yun as directors of the Company with immediate effect.

2.             To remove all directors, if any, appointed by the Board of Directors of the Company on or after 8 September 2006.

3.             To elect Claude Roger Charles (subject to his consent) as a director of the Company with immediate effect.

4              To elect Lim Soon Hock (subject to his consent) as a director of the Company with immediate effect.

80 Raffles Place 29th Floor UOB Plaza 2 Singapore 048624 • Telephone + 65 6533 2233 • Facsimile +65 6533 001l

5              To elect Johnson Tan Chin Kwang (subject to his consent) as a director of the Company with immediate effect.

6              To elect Phey Teck Moh (subject to his consent) as a director of the Company with immediate effect.

7              To elect Tan Meng Dong (subject to his consent) as a director of the Company with immediate effect.

8              To elect Zhang Yun (subject to her consent) as a director of the Company with immediate effect.

/s/ Tan Meng Dong
Signature of Member
Name of Member: Vantage Corporation Limited
No. of Shares Held: 3,879,373